Exhibit 99.1

Waccamaw Receives Extension After Filing Appeal With NASDAQ

WHITEVILLE, N.C., July 5, 2011 /PRNewswire/ — Waccamaw Bankshares (NASDAQ: WBNK) today said it has received an extension of its securities listing on the NASDAQ Global Market after filing an appeal to the exchange’s Hearings Panel last Friday.

NASDAQ has granted listing of Waccamaw’s common stock through July 18 after earlier contacting the company by letter that the trading of its shares would be suspended on July 6. The company has asked that its shares remain listed on the exchange until the Hearings Panel renders a decision in mid-August.

NASDAQ notified Waccamaw on June 24 that it was not in compliance with its listing requirements because it had not filed with the Securities and Exchange Commission its 10-K for year 2010 and 10-Q for the quarter ended March 31. Waccamaw has been working with the audit firm of Elliott Davis of Galax, Va. on verifying information for both documents.

Three complex transactions completed by the company in 2010 are at the heart of the delay – the sale of problem loans, purchase of home-equity lines and a preferred stock private placement. The documents cannot be filed with the SEC until the audit is complete.

SOURCE Waccamaw Bankshares, Inc.

Contact: Geoff Hopkins, President, Waccamaw Bankshares, Inc., +1-910-914-4213